Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES DIRECTOR’S RESIGNATION

NEW YORK, NY, January 27, 2012 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) (“Mercer” or the “Company”) today announced that Ken Shields has resigned as a director of the Company.

Mr. Shields stated: “It has been a great pleasure to serve as a director and vice-chairman of Mercer but, due to demands from my other business interests, including the potential for increasing overlap between them and the Company in the energy segment, I felt it was appropriate to resign at this time. I wish the Company every success in the future.”

Jimmy Lee, President and CEO, stated: “We regretfully accepted Ken’s resignation as a director and, on behalf of the whole board and myself, wish to thank him for his invaluable service and contribution to the Company over the past eight years. We will miss his guidance and contribution and wish Ken all the best in all his future endeavours.”

Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions, risks commonly associated with large capital projects including: cost and time overruns, technical and equipment failures, design and engineering defects or errors and projects not meeting design projections, and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

Jimmy S.H. Lee

Chairman & President

(604) 684-1099

David M. Gandossi

Executive Vice-President &

Chief Financial Officer

(604) 684-1099